FORM 8-A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GOLDCORP INC.

(Exact name of registrant as specified in its charter)

Province of Ontario	Not Applicable

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Waterfront Centre
Suite 1560, 200 Burrard Street
Vancouver, British Columbia V6C 3L6 Canada

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Series A Common Share Purchase Warrants	The New York Stock Exchange
Series C Common Share Purchase Warrants	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

Item 1.  Description of Registrant’s Securities to be Registered.

Goldcorp Inc. (the “Registrant”) is registering on this registration statement on Form 8-A Series A Common Share Purchase Warrants (the “Series A Warrants”) and Series C Common Share Purchase Warrants (the “Series C Warrants”, and together with the Series A Warrants, the “Warrants”). The Warrants are being issued by Goldcorp pursuant to a Plan of Arrangement under the Ontario Business Corporations Act (the “OBCA”) by and between the Registrant, Goldcorp Acquisition (Wheaton) Ltd., Wheaton River Minerals Ltd. (“Wheaton”) and the stockholders of Wheaton. In connection with such Plan of Arrangement, at the commencement of the day shown on the certificate of arrangement issued under the OBCA giving effect to the arrangement, all of the issued and outstanding Series A Common Shares Purchase Warrants of Wheaton (the “Wheaton Series A Warrants”) will be cancelled and each holder thereof will be issued by Goldcorp one Goldcorp Series A Warrant for each of such holder’s Wheaton Series A Warrants so cancelled, and all of the issued and outstanding Common Share Purchase Warrants of Wheaton (the “Wheaton Common Share Purchase Warrants”) will be cancelled and each holder thereof will be issued by Goldcorp one Goldcorp Series C Warrant for each of such holder’s Wheaton Common Share Purchase Warrants so cancelled.

The Series A Warrants

The Series A Warrants will be created and issued pursuant to the terms of an indenture agreement, to be dated as of April 15, 2005 (the “Goldcorp Series A Warrant Indenture”), between the Registrant and CIBC Mellon Trust Company (the “Warrant Agent”). The Wheaton Series A Warrants were created and issued pursuant to a warrant indenture, dated February 27, 2003 (the “Original Wheaton Series A Warrant Indenture”), between Wheaton and the Warrant Agent. The Goldcorp Series A Warrant Indenture is incorporated herein by reference. As of the date hereof, the number of issued and outstanding Series A Warrants is 56,282,637.

Each Series A Warrant will entitle the holder thereof to purchase 0.25 of a common share of the Registrant (“Common Share”) at a price of Cdn $1.65 at any time before the Expiry Time, after which time the Series A Warrants will expire and be void and of no value. Series A Warrants may be exercised only for whole Common Shares, with the result that Series A Warrants must be exercised in groups of four Series A Warrants

The Series C Warrants

The Series C Warrants will be created issued pursuant to the terms of an indenture agreement, to be dated as of April 15, 2005 (the “Goldcorp Series C Warrant Indenture”), between the Registrant and the Warrant Agent. The Wheaton Common Share Purchase Warrants were created and issued pursuant to a warrant indenture, dated May 30, 2002 (the “Wheaton Common Share Purchase Warrant Indenture”), between Wheaton and the Warrant Agent. The Goldcorp Series C Warrant Indenture is incorporated herein by reference. As of the date hereof, the number of issued and outstanding Series C Warrants is 54,358,322.

Each Series C Warrant will entitle the holder thereof to purchase 0.25 of a Common Share at a price of Cdn $1.65 at any time before 5:00 p.m. (Toronto time) on May 30, 2007 (the “Expiry Time”), after which time the Series C Warrants will expire and be void and of no value. Series C Warrants may be exercised only for whole Common Shares, with the result that Series C Warrants must be exercised in groups of four Series C Warrants.

Adjustments of the Exercise Price of the of the Warrants

Each of the Goldcorp Series A Warrant Indenture and the Goldcorp Series C Warrant Indenture (collectively, the “Indentures”) contain provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. The number of Common Shares of the Registrant issuable upon exercise of the Warrants is subject to adjustments from time to time in the event of a distribution by the Registrant to all or substantially all of the holders of Common Shares of rights, options or warrants to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares, extraordinary distributions of cash or other property to holders of Common Shares or a stock dividend on, or a subdivision or combination of, the Common Shares. Such adjustments are fully described in Section 2.12 of each of the Indentures.

Method of Exercise of the Warrants

The Warrants may be exercised by surrendering to the Warrant Agent a warrant certificate at any time on or before the Expiry Time with a duly completed and executed subscription of the registered holder or its duly authorized agent specifying the number of shares subscribed for and accompanied by payment of the aggregate exercise price of the Warrants to be exercised, which payment may be made, at the registered holder’s option, by delivery of a certified check, bank draft or money order in lawful money of Canada.

The Registrant has authorized and will reserve for issuance a number of shares of Common Stock sufficient to provide for the exercise of all of the Warrants. When delivered in accordance with the applicable Indenture, such shares of Common Stock will be fully paid and nonassessable.

Item 2.  Exhibits

The following documents are filed as part of this Registration Statement:

Exhibit No.	Document
1.	Goldcorp Series A Common Share Purchase Warrant Indenture (including the form of Goldcorp Series A Common Share Purchase Warrant certificate), to be dated as of April 15, 2005, between Goldcorp Inc. and CIBC Mellon Trust Company is set forth as exhibit 4.13 to the Registrant’s Registration Statement on Form F-10 (Registration No. 333-123876) dated April 13, 2005, and is incorporated herein by reference .

2.	Goldcorp Series C Common Share Purchase Warrant Indenture (including the form of Goldcorp Series C Common Share Purchase Warrant certificate), to be dated as of April 15, 2005, between Goldcorp Inc. and CIBC Mellon Trust Company is set forth as exhibit 4.11 to the Registrant’s Registration Statement on Form F-10 (Registration No. 333-123876) dated April 13, 2005, and is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 14, 2005

Goldcorp Inc.
By:	/s/ R. Gregory Laing
	Name:	R. Gregory Laing
	Title:	Vice President, Legal